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Exhibit 99.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

        This FIRST AMENDMENT TO RIGHTS AGREEMENT dated as of September 5, 2002 (the "Amendment") is entered into by and between Ostex International, Inc., a Washington corporation (the "Company"), and Mellon Investor Services LLC (the "Rights Agent").

        Whereas, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of January 21, 1997 (the "Rights Agreement");

        Whereas, all capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Rights Agreement;

        Whereas, Section 27 of the Rights Agreement provides that the Company may amend the Rights Agreement as it deems necessary or desirable without the approval of any holders of Rights;

        Whereas, the Board of Directors of the Company (the "Board of Directors") intends to approve the execution, delivery and performance by the Company of, and the consummation of the merger and all other transactions contemplated by, that certain Agreement and Plan of Merger by and among the Company, Inverness Medical Innovations, Inc., a Delaware corporation ("Parent"), and Geras Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of Parent, in substantially the form presented to and reviewed by the Board of Directors; and

        Whereas, in contemplation of consummation of the merger and the other transactions contemplated by the Merger Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to adopt this Amendment;

        Now, therefore, in consideration of the foregoing and the terms contained herein, the Rights Agreement is hereby amended as follows:

1.    Amendment to Rights Agreement

        Subject to the provisions of Section 2 hereof, the Rights Agreement is amended by adding the following new Section 34 to the Rights Agreement:

  "SECTION 34.                TRANSACTIONAL EXEMPTION

          (a)  Notwithstanding anything to the contrary in this Agreement, neither the execution, delivery nor performance by the respective parties thereto of, nor the consummation of the merger or any other transactions contemplated by, that certain Agreement and Plan of Merger dated as of September 5, 2002 (the "Merger Agreement"), by and among the Company, Inverness Medical Innovations, Inc. ("Parent") and Geras Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent, including but not limited to, the execution, delivery and performance by the respective parties thereto of the Voting Agreements and the Option Agreement (as those terms are defined in the Merger Agreement) (the Merger Agreement, the Voting Agreements and the Option Agreement collectively being referred to herein as the "Transaction Agreements"), shall cause any Person to become an "Acquiring Person" (as that term is defined in Section 1(a) hereof), or give rise to any event that, through passage of time or otherwise, would result in the occurrence of a "Shares Acquisition Date" or a "Distribution Date" (as those terms are defined in Sections 1(l) and 3(a) hereof, respectively).

          (b)  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 13 and 25 hereof shall be deemed not to apply to the merger or any other transactions contemplated by the Transaction Agreements."

2.    Condition to Effectiveness

        This Amendment shall become effective on September 6, 2002, immediately prior to the first to occur of (a) the execution and delivery of the Voting Agreements by the Voting Agreement Shareholders (as that term is defined in the Merger Agreement), (b) the execution and delivery of the Option Agreement by the Company, or (c) the execution and delivery of the Merger Agreement by each of the parties thereto. By execution hereof, the Rights Agent hereby acknowledges that it has received written notice of the Amendment; provided, however, that the Rights Agent shall not be deemed to have any knowledge of the effectiveness of this Amendment prior to the date of its execution of this Amendment.

3.    Reference to and Effect on Rights Agreement

        Upon the effectiveness of this Amendment pursuant to the provisions of Section 2 hereof, each reference in the Rights Agreement to "this Agreement," "hereunder," "hereof," "herein" or any other expression of like import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by this Amendment.

4.    Governing Law

        This Amendment shall be governed by and construed in accordance with the laws of the State of Washington.

5.    Counterparts

        This Amendment may be executed in any number of counterparts, each of which shall for all purposes by deemed to be an original, and all of which shall together constitute but one and the same instrument.

6.    Descriptive Headings

        Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

"Company"
Ostex International, Inc.
By: s/Thomas A. Bologna
Its: Chairman, President and CEO
Dated: September 6, 2002
"Rights Agent":
Mellon Investor Services LLC
By: s/Scott M. Sander
Its: Client Service Manager
Dated: September 11, 2002

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  Exhibit 99.1
FIRST AMENDMENT TO RIGHTS AGREEMENT